SF Partnership, LLP

Chartered Accountants

Exhibit 16.1

September 16, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sir or Madam:

Re: Consorteum Holdings, Inc.
Commission File No. 000-53153

We have read the statements that we understand Consorteum Holdings, Inc. will include in Item 4.01 of the Form 8-K report it will file dated September 20, 2011 regarding its recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to disagree with any other statement made in Item 4.01 of such report.

Yours truly,

SF Partnership, LLP

The Madison Centre, 4950 Yonge Street, 4th Floor, Toronto, Ontario Canada M2N 6K1
Tel 416 250 1212 **Fax** 416 250 1225 www.sfgroup.ca general@sfgroup.ca